FOR IMMEDIATE RELEASE

VOXX International Corporation Appoints Beat Kahli as its New President

ORLANDO, FL. – February 7, 2023 — VOXX International Corporation (NASDAQ: VOXX), a leading manufacturer and distributor of automotive and consumer technologies for the global markets, today announced that Beat Kahli, Co-Vice Chairman of the Board and VOXX’s largest shareholder, has been appointed President.

“I’ve known Beat for years and it truly is a major win to bring someone of his caliber to VOXX. He has been invaluable to the Board and to me personally since his initial investment and continues to become more involved in our strategy and operations. I welcome him to this new role, as do the members of our team, and together, we look forward to unlocking the value we know is present at VOXX, while the Company continues to drive innovation for our customers,” stated Pat Lavelle, Chief Executive Officer.

Mr. Kahli’s appointment is effective immediately and he will be based at the Company’s headquarters in Orlando, Florida, where Mr. Lavelle is also based. Over the coming year, he will work closely with executive leadership and employees around the world, to gain a better understanding of VOXX’s operations, brand heritage, products, customer base, supply partners, distribution, R&D capabilities and more. He will continue to work closely with the Board, along with business heads on strategy, organizational plans and policies, and co-share responsibilities for budgeting, reporting, auditing, and financial oversight. He will continue to serve as Co-Vice Chairman and member of the Board of Directors.

Mr. Kahli added, “When I first began investing in VOXX, I saw a company with great brands in attractive markets; with a stock price that in my opinion, was far below the value of its assets. I initially saw VOXX as a good investment and a chance to diversify my assets, but after getting to know the company and the team, I believe my thesis didn’t account for the growth potential ahead and opportunity for significant value creation. VOXX has been around for 60+ years and this is a testament to John and Pat’s leadership and the team they have built. That is why I have invested upwards of $50 million of my own capital in VOXX. I strongly believe in the Company’s future and I am eager to focus my energies on unlocking this value as President.”

Mr. Kahli continued, “VOXX has an opportunity to build the world’s premier audio group given the strength of its brands and distribution and can dominate in the Automotive market given its decades-long relationships with the largest car manufacturers and its expansive distribution network. I also believe that EyeLock is still in the beginning stages of its journey and has the potential to turn into a leading Biometrics and advanced authentication organization. The future is bright for VOXX, and while the coming year will be challenging given the global economies, we have a strong foundation to build from. I am honored for this opportunity and look forward to taking on this new role to harness and optimize resources and generate meaningful value for all stakeholders.”

Beat Kahli is a seasoned entrepreneur with decades of experience investing in and building successful businesses, with a focus on real estate and related businesses. He currently serves as the founder and CEO of Avalon Park Group, a diversified group of companies based in Orlando (U.S.) and Zurich (Switzerland). He also serves as the CEO and as a member of the Board of Directors of sitEX Properties Holding AG, an owner managed real estate company, and as a Managing Member of GalvanEyes LLC, a distribution partner of the EyeLock, LLC. Mr. Kahli currently serves on the board of directors of Advent Health Orlando, one of the largest non-profit health systems in the U.S., and previously served on the boards of many community-not-for-profit organizations, including the Red Cross of Florida, the Central Florida YMCA, the University of Central Florida's Health and Public Affairs and the Florida Hospital Orlando.

John Shalam, Founder and Chairman of VOXX added, “Beat has been integral to our success these past few years, providing valuable insights as a Board member and opening up avenues for growth across our business. His passion is unlike any I’ve seen before and his success has been earned. As the two largest shareholders of VOXX, our interests are aligned, as is our vision for the future and I believe shareholders will benefit over time.”

As of December 1, 2022, Mr. Kahli was the largest shareholder of VOXX International Corporation’s Class A common stock, owning 6.27 million shares or 29.4% of the shares outstanding through two companies owned and controlled by Mr. Kahli - Avalon Park Group Holding AG and Avalon Park International LLC.

About VOXX International Corporation
VOXX International Corporation (NASDAQ: VOXX) has grown into a leader in Automotive Electronics and Consumer Electronics, with emerging Biometrics technology to capitalize on the increased need for advanced security. Over the past several decades, with a portfolio of approximately 35 trusted brands, VOXX has built market-leading positions in in-vehicle entertainment, automotive security, reception products, a number of premium audio market segments, and more. VOXX is a global company, with an extensive distribution network that includes power retailers, mass merchandisers, 12-volt specialists and many of the world's leading automotive manufacturers. For additional information, please visit our website at www.voxxintl.com

Safe Harbor Statement

Except for historical information contained herein, statements made in this release constitute forward-looking statements and thus may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statements. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to the: risk factors described in the Company's annual report on Form 10-K for the fiscal year ended February 28, 2022, and other filings made by the Company from time to time with the SEC. The factors described in such SEC filings include, without limitation: the impact of the COVID-19 outbreak on the Company's results of operations, global supply shortages and logistics costs and delays; cybersecurity risks; risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the automotive electronics, consumer electronics and biometrics businesses; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; foreign currency fluctuations; and restrictive debt covenants. Many of the foregoing risks and uncertainties are, and will be, exacerbated by the COVID-19 pandemic, the War in the Ukraine and any worsening of the global business and economic environment as a result. The Company assumes no obligation and does not intend to update these forward-looking statements.

Investor and Media Relations Contact (for VOXX):

Glenn Wiener, GW Communications

Email: gwiener@GWCco.com